Exhibit 99.1

Contact:
J. Marc Lewis, Vice President-Investor Relations	800 S. Douglas Road, 12th Floor
305-406-1815	Coral Gables, Florida 33134
305-406-1886 fax	Tel: 305-599-1800
marc.lewis@mastec.com	Fax: 305-406-1960
www.mastec.com
For Immediate Release
MasTec Announces Earnings from Continuing Operations
Increase of 80% on 11% Rise in Revenue
Coral Gables, FL (August 3, 2006) — MasTec, Inc. (NYSE: MTZ) today announced that for the quarter ended June 30, 2006, income from continuing operations was $12.1 million, or $0.18 diluted earnings per share, on revenue of $232.1 million. This compares with income from continuing operations of $5.2 million, or $0.10 diluted earnings per share, on revenue of $209.7 million in the prior year quarter. Income from continuing operations for the first six months of 2006 was $0.25 per diluted share compared with a loss from continuing operations of $(0.01) per diluted share for the comparable period of 2005.
The Company currently has gross liquidity, defined as bank cash plus credit line availability, of approximately $110 million, compared with $50 million a year ago. MasTec currently has no cash draws on its $150 million bank credit facility.
The Company’s state department of transportation projects and assets, which were classified as discontinued operations beginning in the fourth quarter of 2005, showed a loss of $35.7 million during the second quarter of 2006. This loss included a $20.8 million non-cash impairment charge to adjust the carrying value of the assets down to estimated realization value upon final sale and disposition. Cash used in discontinued operations was $10.6 million for the second quarter, compared with $9.8 million in the first quarter of 2006. The Company continues to market these projects and assets as it exits from this business.
Austin J. Shanfelter, MasTec’s President and Chief Executive Officer, commented, “We see continued improving trends for our core markets and our overall continuing operations performance is improving each quarter. Customer demand in both telecommunications and energy continues to grow, outsourcing continues to trend positively and customer capital expenditure budgets are growing. MasTec is well positioned to meet these additional customer needs.”
For 2006, MasTec’s guidance forecast remains unchanged. The Company expects revenue from continuing operations to be in the range of $950 to $975 million, a double-digit growth rate. Diluted earnings per share from continuing operations for 2006 is expected to be between $0.70 and $0.80 per share.
Management will hold a conference call to discuss results of operations for the quarter ended June 30, 2006 on Friday, August 4, 2006 at 9:00 a.m. Eastern time. The call-in number for the conference call is (913) 981-5592 and the replay number is (719) 457-0820, with a pass code of 8050407. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.
Summary financials for the quarters are as follows:

Condensed Unaudited Consolidated Statement of Operations
(In thousands, except per share amounts)

	For the Three Months Ended
	June 30,
	2006	2005
Revenue	$232,100	$209,660
Costs of revenue, excluding depreciation	198,125	182,435
Depreciation	3,498	4,240
General and administrative expenses, including non-cash stock compensation expense of $2,043 in 2006 and $182 in 2005	17,373	14,031
Interest expense, net of interest income	2,347	4,710
Other income, net	1,645	1,271

Income from continuing operations before minority interest	12,402	5,515
Minority interest	(323)	(356)

Income from continuing operations	12,079	5,159

Loss from discontinued operations, net of tax benefit	(35,736)	(4,043)

Net income (loss)	$(23,657)	$1,116

Basic net income (loss) per share:
Continuing operations	$0.19	$0.10
Discontinued operations	(0.56)	(0.08)

Total basic net income (loss) per share	$(0.37)	$0.02

Basic weighted average common shares outstanding	64,752	48,894

Diluted net income (loss) per share:
Continuing operations	$0.18	$0.10
Discontinued operations	(0.54)	(0.08)

Total diluted net income (loss) per share	$(0.36)	$0.02

Diluted weighted average common shares outstanding	66,463	49,431

Condensed Unaudited Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2006	2005
Assets
Total current assets	$337,680	$305,307
Property and equipment, net	57,476	48,027
Goodwill	150,630	127,143
Deferred taxes, net	45,946	51,468
Other assets	50,352	46,070
Long-term assets held for sale	1,027	6,149

Total assets	$643,111	$584,164

Liabilities and Shareholders’ Equity
Current liabilities	$157,063	$170,238
Other liabilities	36,343	37,359
Long-term debt	126,961	196,104
Long-term liabilities related to assets held for sale	742	860
Total shareholders’ equity	322,002	179,603

Total liabilities and shareholders’ equity	$643,111	$584,164

Condensed Unaudited Consolidated Statements of Cash Flows
(In thousands)

	For the Six Months
	Ended June 30,
	2006	2005
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$10,392	$(14,543)
Net cash (used in) investing activities	(30,771)	(1,541)
Net cash provided by financing activities	80,858	1,167

Net increase (decrease) in cash and cash equivalents	60,479	(14,917)
Net effect of currency translation on cash	52	(42)
Cash and cash equivalents — beginning of period	2,024	19,548

Cash and cash equivalents — end of period	$62,555	$4,589

MasTec <www.mastec.com> is a leading specialty contractor operating throughout the United States and in Canada across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication, utility infrastructure and transportation systems.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and earnings per share may differ from that projected, that we may be impacted by business and economic conditions affecting our customers, the highly competitive nature of our industry, dependence on a limited number of customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, restrictions imposed by our credit facility and senior notes, as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.
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